Filed Pursuant to Rule 433

Registration No. 333-174175

Issuer Free Writing Prospectus dated August 16, 2011

Relating to Prospectus dated July 22, 2011

NBCUniversal Media, LLC previously filed a prospectus dated July 22, 2011 (the “Final Prospectus”) relating to its Registration Statement on Form S-4 (File No. 333-174175), which registration statement, as amended, was declared effective by the Securities and Exchange Commission (“SEC”) on July  20, 2011. This free writing prospectus updates disclosure included in, and should be read in conjunction with, the Final Prospectus, a copy of which is available at http://www.sec.gov/Archives/edgar/data/902739/000119312511194686/d424b3.htm.

The New Notes issuable in connection with the registered exchange offer described in the Final Prospectus will have the following revised CUSIPs:

New Notes	CUSIP

2.100% Senior Notes due 2014	63946B AA8

3.650% Senior Notes due 2015	63946B AB6

2.875% Senior Notes due 2016	63946B AC4

5.150% Senior Notes due 2020	63946B AD2

4.375% Senior Notes due 2021	63946B AE0

6.400% Senior Notes due 2040	63946B AF7

5.950% Senior Notes due 2041	63946B AG5

NBCUniversal Media, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 1-800-254-2826.